NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	David Stankunas (310) 279-5975; dstankunas@pondel.com
	Chief Financial Officer	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
(949) 646-2175
VOLCOM REPORTS 2006 THIRD QUARTER RESULTS

•	Third quarter total revenues increased 19.3% to $61.0 million

•	Company raises full year 2006 earnings guidance to $1.16 to $1.17 per diluted share
COSTA MESA, CA – October 26, 2006 – Volcom, Inc. (NASDAQ: VLCM) today announced that for the third quarter ended September 30, 2006, total revenues increased approximately 19.3% to $61.0 million, compared with $51.2 million in the third quarter of 2005. Gross margin for the third quarter was 50.6%, compared with 51.0% in the third quarter of 2005.
“I’m proud of our performance and execution during a challenging third quarter,” said Richard Woolcott, Volcom’s president and chief executive officer. “Our team continues to maximize the brand’s strength while focusing on quality, integrity and long term sustainability. We have also been receiving good feedback from our retailers regarding our Spring 2007 collection, as well as our new product extensions. Additionally, we are currently on schedule to take direct control of Europe in 2007. Overall, the company is healthy and well positioned for future growth both domestically and internationally.”
Operating income for the third quarter of 2006 was $15.6 million, compared with $15.4 million for the third quarter of 2005. Operating margin was 25.5% for the third quarter of 2006, compared with 30.2% in the third quarter of 2005.

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Net income for the third quarter of 2006, which includes a provision for income taxes using a 39.3% tax rate, decreased 10.0% to $10.2 million, or $0.42 per diluted share, compared with net income of $11.3 million for the third quarter of 2005, which included a provision for income taxes using a 29.8% tax rate, or $0.47 per diluted share.
In connection with the completion of its initial public offering during 2005, the company changed its tax status from an S corporation to a C corporation. As a result, the company recorded a provision for income taxes for the third quarter of 2005 using a 29.8% tax rate, which reflected the rate necessary to bring the 2005 year-to-date provision for income taxes in line with the company’s 2005 annual tax rate of 26.5%. The company recorded a provision for income taxes for the third quarter of 2006 using a 39.3% tax rate, which reflects the rate necessary to bring the 2006 year-to-date provision for income taxes in line with the company’s 2006 annual tax rate of 39.8%.
2006 Outlook
Based on strong third quarter performance and current visibility regarding the remainder of the year, the company increased its financial guidance. Fully diluted earnings per share now are expected to be in the range of $1.16 to $1.17, up from the previous estimate of $1.12 to $1.14 per diluted share. This includes non-cash stock-based compensation expense of approximately $900,000, or $0.02 cents per diluted share. The company also raised its 2006 annual revenue guidance to approximately 27% over last year, or $203 million to $204 million, up from the previous revenue guidance of $200 million to $203 million.
In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future revenue growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, sales to key retailers and general economic conditions that could affect the business environment.
Fully diluted shares outstanding for the full year of 2006 are expected to be approximately 24.4 million.
The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com.

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About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance and future financial performance contained under the section entitled 2006 Outlook, and Mr. Woolcott’s statements regarding our outlook for future business and financial performance in the United States and abroad constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, changes in fashion trends and consumer preferences, boardsports popularity and participation rates, sales of our products by key retailers, general economic conditions, the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and our subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov.
Readers are urged not to place undue reliance on these forward-looking statements, which represent management’s current views and speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Product revenues	$59,704	$50,096	$145,709	$116,259
Licensing revenues	1,345	1,096	2,987	2,477

Total revenues	61,049	51,192	148,696	118,736
Cost of goods sold	30,141	25,082	73,352	57,522

Gross profit	30,908	26,110	75,344	61,214
Selling, general and administrative expenses	15,348	10,669	43,408	32,090

Operating income	15,560	15,441	31,936	29,124
Other income:
Interest income, net	1,048	463	2,762	461
Dividend income from cost method investee	—	—	3	11
Foreign currency gain	122	171	384	54

Total other income	1,170	634	3,149	526

Income before provision for income taxes	16,730	16,075	35,085	29,650
Provision for income taxes	6,567	4,783	13,964	7,797

Net income before equity in earnings of investee	10,163	11,292	21,121	21,853
Equity in earnings of investee	—	—	—	331

Net income	$10,163	$11,292	$21,121	$22,184

Net income per share:
Basic	$0.42	$0.47	$0.87	$1.07
Diluted	$0.42	$0.47	$0.87	$1.06
Weighted average shares outstanding:
Basic	24,217,204	23,939,141	24,210,801	20,762,988
Diluted	24,235,173	24,065,665	24,286,406	20,998,798

Pro forma net income data:
Income before provision for income taxes, as reported		$16,075		$29,650
Pro forma provision for income taxes		6,551		12,217

Pro forma net income before equity in earnings of investee		9,524		17,433
Equity in earnings of investee		—		331

Pro forma net income		$9,524		$17,764

Pro forma net income per share:
Basic		$0.40		$0.86
Diluted		$0.40		$0.85
Pro forma weighted average shares outstanding:
Basic		23,939,141		20,762,988
Diluted		24,065,665		20,998,798

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$84,561	$71,712
Accounts receivable — net of allowances	35,978	21,408
Inventories	12,706	10,833
Prepaid expenses and other current assets	1,574	1,366
Income tax receivable	—	479
Deferred income taxes	1,302	1,110

Total current assets	136,121	106,908

Property and equipment — net	8,874	3,467
Investments in unconsolidated investees	298	298
Intangible assets — net	398	451
Goodwill	158	158
Other assets	229	99

Total assets	$146,078	$111,381

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,042	$5,779
Accrued expenses and other current liabilities	7,095	2,587
Income taxes payable	2,582	—
Current portion of capital lease obligations	76	72

Total current liabilities	20,795	8,438

Long-term capital lease obligations	125	183
Deferred income taxes	80	80
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	85,684	84,418
Retained earnings	39,387	18,266
Accumulated other comprehensive income	(17)	(28)

Total stockholders’ equity	125,078	102,680

Total liabilities and stockholders’ equity	$146,078	$111,381

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net income	$21,121	$22,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,000	406
Equity in earnings of investee	—	(331)
Provision for doubtful accounts	464	89
Tax benefits related to exercise of stock options	(116)	2,833
Loss on disposal of property and equipment	8	30
Stock-based compensation	607	145
Deferred income taxes	(193)	(428)
Changes in operating assets and liabilities:
Accounts receivable	(15,021)	(11,190)
Inventories	(1,864)	(5,946)
Prepaid expenses and other current assets	(194)	(459)
Income taxes receivable/payable	3,176	4,466
Other assets	(118)	(53)
Accounts payable	5,252	2,013
Accrued expenses	3,982	1,894

Net cash provided by operating activities	18,104	15,653

Cash flows from investing activities:
Purchase of property and equipment	(5,693)	(2,775)
Business acquisitions, net of cash acquired	(168)	—
Proceeds from sale of equity method investee	—	1,391

Net cash used in investing activities	(5,861)	(1,384)

Cash flows from financing activities:
Principal payments capital lease obligations	(53)	(68)
Proceeds from initial public offering, net of offering costs	—	80,131
Proceeds from exercise of stock options	543	200
Tax benefits related to exercise of stock options	116	—
Distributions to stockholders	—	(39,204)

Net cash provided by financing activities	606	41,059

Effect of exchange rate changes on cash	—	—

Net increase in cash and cash equivalents	12,849	55,328
Cash and cash equivalents — Beginning of period	71,712	10,359

Cash and cash equivalents — End of period	$84,561	$65,687